Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Varonis Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Other (2)	5,346,319	(3)	$27.95	$149,429,616	$110.20 per $1,000,000	$16,467.14
Total Offering Amounts						$149,429,616		$16,467.14
Total Fee Offsets(4)								—
Net Fee Due								$16,467.14

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), that may become issuable under the terms of the Registrant’s 2023 Omnibus Equity Incentive Plan (the “2023 Incentive Plan”) by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock on the Nasdaq Global Select Market on July 27, 2023.

(3)	Represents shares reserved for issuance under the 2023 Incentive Plan.

(4)	The Registrant does not have any fee offsets to claim.